Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
November 7, 2011	Meghan Lublin, 703-854-0299

Sunrise Reports Financial Results for Third Quarter of 2011

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported financial results and operating data for the third quarter of 2011. Sunrise will host a conference call and webcast on Tuesday, November 8, 2011, at 9:00 a.m. ET, to discuss the financial results.

Mark Ordan, Sunrise’s chief executive officer, commented on the quarter, “We are pleased to report very solid third quarter performance where occupancy, rates, and NOI increased while our recurring overhead run rate was significantly reduced.”

2011 Third Quarter Results

In the third quarter of 2011, Sunrise reported a net loss of ($8.7) million or ($0.15) per fully diluted share, as compared to net income of $18.7 million, or $0.33 per fully diluted share, for the third quarter of 2010. Sunrise’s third quarter 2011 results included $3.0 million in buyout fees relating to the buyout of 4 management contracts. Sunrise’s third quarter 2010 results included $40.0 million in buyout fees relating to the buyout of 27 management contracts.

Adjusted EBITDAR for the third quarter of 2011 was $37.0 million as compared to $31.8 million for the third quarter of 2010. This measure is used by management to focus on income generated from the ongoing operations of the Company. Adjusted EBITDAR is a measure of operating performance that is not calculated in accordance with U.S. GAAP and should not be considered as a substitute for income/(loss) from operations or net income/(loss). For a reconciliation of this measure, please refer to the attached table “Reconciliation for EBITDA, Adjusted EBITDA and Adjusted EBITDAR.”

Cash and Liquidity Update

Sunrise had $82.9 million of unrestricted cash at September 30, 2011. As of September 30, 2011, Sunrise’s consolidated debt was $555.7 million, as compared to $163.0 million at December 31, 2010, an increase of $392.7 million. The increase in consolidated debt primarily relates to the AL US acquisition totaling $323.1 million (at fair value) and the issuance of junior subordinated convertible notes totaling $86.3 million during the second quarter of 2011.

Sunrise entered into a new $50 million senior revolving line of credit with KeyBank during the second quarter of 2011. As of September 30, 2011, there were no outstanding draws against this credit facility and $9.8 million of letters of credit were issued and outstanding. Sunrise has $0.9 million in outstanding letters of credit on its terminated Bank of America Bank Credit Facility that are fully cash collateralized.

Joint Venture Transaction with CNL Lifestyle Properties

On August 2, 2011, Sunrise and its venture partner in a portfolio of six communities transferred ownership of the portfolio to a new joint venture owned 70 percent by a wholly owned subsidiary of CNL Lifestyle Properties, Inc. (“CNL Lifestyle Properties”) and 30 percent by Sunrise. As part of the new venture agreement with CNL Lifestyle Properties, from the start of year four to the end of year six, Sunrise will have a buyout option to purchase CNL Lifestyle Properties’ 70 percent interest in the venture for a purchase price that provides a 16 percent internal rate of return to them. In addition, the new venture modified the existing mortgage loan in the amount of $133.2 million to provide for, among other things, (i) pay down of the loan by approximately $28.7 million and (ii) an extension of the maturity date of the loan to April 2014 which may be extended by two additional years under certain conditions. In connection with the transaction, Sunrise contributed $8.1 million and CNL Lifestyle Properties contributed $19.0 million to the new venture.

General and Administrative Expenses

In connection with the Company’s ongoing efforts to reduce its general and administrative expenses, Sunrise eliminated 27 positions during the quarter ended September 30, 2011 and incurred $2.1 million of severance costs associated with these terminations. Further, during the quarter ended September 30, 2011, Sunrise’s general and administrative expenses included $1.1 million in professional expenses associated with its previously announced transactions.

Operating Data for Third Quarter 2011

•

Average unit occupancy for total stabilized properties for the third quarter of 2011 was 87.9 percent, which was up 10 basis points from 87.8 percent for the third quarter of 2010, and up 10 basis points sequentially compared to 87.8 percent for the second quarter of 2011.

•	Average daily revenue per occupied unit for total stabilized properties increased 5.0 percent from $201.53 for the third quarter of 2010 to $211.52 for the third quarter of 2011.

•

Total stabilized property net operating income increased 4.3 percent from $128.2 million for the third quarter of 2010 to $133.7 million for the third quarter of 2011. Overall, net operating income including lease up properties increased 9.2 percent from the third quarter of 2010 to the third quarter of 2011.

Stabilized properties are single properties or pools of properties owned or leased by Sunrise or owned by a joint venture where the single property or all of the communities in the pool have been open and operating for more than 36 months as of September 30, 2011. This differs from Sunrise’s “comparable community” definition which defines comparable at the individual community level as having been open and operating as of January 1, 2009.

Venture Transaction – Subsequent to Quarter End

In October 2011, Sunrise and its venture partner in a portfolio of seven communities transferred ownership of the portfolio to a new joint venture owned approximately 68% by CNL Income Partners, LP, a subsidiary of CNL Lifestyle Properties and approximately 32% by Sunrise. In connection with the transaction, Sunrise transferred its interest in the previous joint venture valued at approximately $16.7 million and CNL Lifestyle Properties contributed approximately $35.4 million. The purchase was also funded by $120.0 million of new debt financing in the venture. Sunrise has the option to buy out CNL Lifestyle Properties’ interest from the start of year four to the end of year six for a purchase price that provides a 13% internal rate of return to them.

Supplemental Information

For additional details on Sunrise’s stabilized and lease up properties, please refer to the Supplemental Information attached. Also, additional supplemental information has been furnished to the Securities and Exchange Commission in a Form 8-K, and can also be found on the Supplemental Data link on the Investor Relations section of the Company’s Web site at http://suppdata.sunriseseniorliving.com/

Conference Call and Webcast

Sunrise will host a conference call and webcast at 9:00 a.m. ET on Tuesday, November 8, 2011, to discuss the financial results for the third quarter of 2011 and the other matters discussed in this press release. The call-in number for the conference call is 888-747-4626 or 913-981-5568 (from outside the U.S.). Callers should reference the “Sunrise Senior Living Q3 Earnings Call” or the participant passcode: 4405323. Those interested may also go to the Investor Relations section of the Company’s website (http://www.sunriseseniorliving.com) to listen to the earnings call. A telephone replay of the call will be available until November 22, 2011 at 1 p.m. ET, by dialing 888-203-1112 or 719-457-0820 (from outside the U.S.) and referencing replay passcode: 4405323; a replay will also be available on Sunrise’s website during that period.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,700 people. As of September 30, 2011, Sunrise operated 311 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 30,700 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged to our German restructure transaction or the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration, in some cases, the expiration is as early as 2013; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risks from our international operations which are subject to a variety of risks that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk of liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; and other risk factors detailed in our Current Report on Form 8-K filed with the SEC on April 14, 2011, and as may be further amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$82,931	$66,720
Accounts receivable, net	41,635	37,484
Income taxes receivable	2,765	4,532
Due from unconsolidated communities	15,752	19,135
Deferred income taxes, net	12,823	20,318
Restricted cash	48,896	43,355
Assets held for sale	1,404	1,099
Prepaid expenses and other current assets	13,925	20,167

Total current assets	220,131	212,810
Property and equipment, net	629,028	238,674
Due from unconsolidated communities	3,868	3,868
Intangible assets, net	40,359	40,749
Investments in unconsolidated communities	47,298	38,675
Restricted cash	103,160	103,334
Restricted investments in marketable securities	2,349	2,509
Assets held in the liquidating trust	27,375	50,750
Other assets, net	12,805	10,089

Total assets	$1,086,373	$701,458

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of debt	$77,491	$80,176
Accounts payable and accrued expenses	144,368	131,904
Due to unconsolidated communities	745	502
Deferred revenue	12,285	15,946
Entrance fees	19,841	30,688
Self-insurance liabilities	43,073	35,514

Total current liabilities	297,803	294,730
Debt, less current maturities	451,950	44,560
Liquidating trust notes	26,255	38,264
Investments accounted for under the profit-sharing method	8,570	419
Self-insurance liabilities	44,997	51,870
Deferred gains on the sale of real estate and deferred revenues	13,427	16,187
Deferred income tax liabilities	12,823	20,318
Interest rate swap, at fair value	22,387	0
Other long-term liabilities, net	107,691	110,553

Total liabilities	985,903	576,901

Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	0	0
Common stock, $0.01 par value, 120,000,000 shares authorized, 57,660,276 and 56,453,192 shares issued and outstanding, net of 451,238 and 428,026 treasury shares, at September 30, 2011 and December 31, 2010, respectively	577	565
Additional paid-in capital	485,737	478,605
Retained loss	(387,065)	(361,904)
Accumulated other comprehensive (loss) income	(4,066)	2,885

Total stockholders’ equity	95,183	120,151

Noncontrolling interests	5,287	4,406

Total equity	100,470	124,557

Total liabilities and equity	$1,086,373	$701,458

SUNRISE SENIOR LIVING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Operating revenue:
Management fees	$23,496	$28,663	$72,110	$81,433
Buyout fees	3,044	40,000	3,044	53,471
Resident fees for consolidated communities	126,179	88,655	339,161	263,780
Ancillary fees	7,641	11,113	22,751	32,535
Professional fees from development, marketing and other	553	847	1,398	3,539
Reimbursed costs incurred on behalf of managed communities	179,038	212,386	543,168	648,479

Total operating revenues	339,951	381,664	981,632	1,083,237
Operating expenses:
Community expense for consolidated communities	91,819	64,881	245,030	194,991
Community lease expense	19,476	15,384	57,281	45,023
Depreciation and amortization	10,728	11,997	26,752	28,879
Ancillary expenses	7,127	10,558	21,099	30,504
General and administrative	28,263	31,235	88,216	92,850
Carrying costs of liquidating trust assets	658	551	1,700	1,790
Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	0	314	0	673
Restructuring costs	0	1,061	0	10,885
Provision for doubtful accounts	1,028	1,535	2,552	3,613
Impairment of long-lived assets	2,899	1,014	8,254	4,373
Loss (gain) on financial guarantees and other contracts	0	167	(12)	477
Costs incurred on behalf of managed communities	180,275	216,713	545,953	651,854

Total operating expenses	342,273	355,410	996,825	1,065,912

(Loss) income from operations	(2,322)	26,254	(15,193)	17,325
Other non-operating income (expense):
Interest income	705	339	1,868	949
Interest expense	(6,207)	(1,893)	(12,047)	(6,131)
Gain on investments	0	663	0	1,310
Gain on fair value of pre-existing equity interest from a business combination	0	0	11,250	0
Gain on fair value of liquidating trust note	0	108	88	1,221
Other (expense) income	(2,590)	373	(2,618)	(862)

Total other non-operating expense	(8,092)	(410)	(1,459)	(3,513)
Gain on the sale and development of real estate and equity interests	727	653	3,817	2,863
Sunrise’s share of earnings (loss) and return on investment in unconsolidated communities	5,304	(848)	(1,454)	(3,189)
Loss from investments accounted for under the profit-sharing method	(2,096)	(5,692)	(6,860)	(10,469)

(Loss) income before provision for income taxes and discontinued operations	(6,479)	19,957	(21,149)	3,017
Provision for income taxes	(72)	(79)	(1,575)	(1,197)

(Loss) income before discontinued operations	(6,551)	19,878	(22,724)	1,820
Discontinued operations, net of tax	(1,776)	(726)	(1,029)	48,623

Net (loss) income	(8,327)	19,152	(23,753)	50,443
Less: Net income attributable to noncontrolling interests	(407)	(409)	(1,408)	(1,389)

Net (loss) income attributable to common shareholders	$(8,734)	$18,743	$(25,161)	$49,054

Earnings per share data:
Basic net (loss) income per common share
(Loss) income before discontinued operations	$(0.12)	$0.35	$(0.42)	$0.01
Discontinued operations, net of tax	(0.03)	(0.01)	(0.02)	0.87

Net (loss) income	$(0.15)	$0.34	$(0.44)	$0.88

Diluted net (loss) income per common share
(Loss) income before discontinued operations	$(0.12)	$0.34	$(0.42)	$0.01
Discontinued operations, net of tax	(0.03)	(0.01)	(0.02)	0.85

Net (loss) income	$(0.15)	$0.33	$(0.44)	$0.86

SUNRISE SENIOR LIVING, INC.

Reconciliation For EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, Adjusted EBITDA, and Adjusted EBITDAR

EBITDA, adjusted EBITDA, and adjusted EBITDAR are measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles and should not be considered as a substitute for income/loss from operations or net income/loss. EBITDA, adjusted EBITDA, and adjusted EBITDAR are used by management to focus on performance and liquidity as EBITDA excludes depreciation and amortization, interest income, interest expense, and provision for income taxes. Adjusted EBITDA further excludes accounting restatement, special independent committee inquiry, SEC investigation, stockholder litigation, buyout fees, restructuring costs, write-off of capitalized project costs, allowance for uncollectible receivables from owners, impairment of long-lived assets, gain on investments, other income (expense), stock compensation, gain on the sale and development of real estate and equity interests, proportionate share of joint venture interest, taxes, depreciation, and amortization, loss from investments accounted for under the profit-sharing method, and discontinued operations (net of tax). Adjusted EBITDAR further excludes consolidated community lease expense and our share of lease expense from consolidated New York communities leased from a venture.

The following table reconciles adjusted EBITDA and adjusted EBITDAR to net income (loss) attributable to common shareholders (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net (loss) income attributable to common shareholders	$(8.7)	$18.7	$(25.2)	$49.1
Depreciation and amortization	10.7	12.0	26.8	28.9
Interest income	(0.7)	(0.3)	(1.9)	(0.9)
Interest expense	6.2	1.9	12.0	6.1
Provision for income taxes	0.1	0.1	1.6	1.2

EBITDA	7.6	32.4	13.3	84.4

Accounting Restatement, Special Independent Committee inquiry, SEC investigation and stockholder litigation	—	0.3	—	0.7
Buyout Fees	(3.0)	(40.0)	(3.0)	(53.5)
Restructuring costs	—	1.1	—	10.9
Allowance for uncollectible receivables from owners	0.3	1.5	1.2	2.9
Impairment of long-lived assets	2.9	1.0	8.3	4.4
(Gain) loss on financial guarantees and other contracts	—	0.2	(0.0)	0.5
Gain on investments	—	(0.7)	—	(1.3)
Gain on fair value of pre-existing equity interest from a business combination	—	—	(11.3)	—
Gain on fair value of liquidating trust note	—	(0.1)	(0.1)	(1.2)
Other expense	2.6	(0.4)	2.6	0.9
Stock compensation	2.2	0.9	5.9	3.3
Gain on the sale and development of real estate and equity interests	(0.7)	(0.7)	(3.8)	(2.9)
Proportionate Share of Joint Venture Interest, Taxes, Transaction Costs, Depr., and Amort., net of equity in earnings	4.3	14.5	33.4	39.7
Loss from investments accounted for under the profit-sharing method	2.1	5.7	6.9	10.5
Discontinued operations, net of tax	1.8	0.7	1.0	(48.6)

Adjusted EBITDA	$20.1	$16.4	$54.4	$50.7

Consolidated Community Lease Expense	15.2	15.4	44.9	45.0
Lease expense from Consolidated New York communities leased from a venture (Sunrise share)	1.7	—	4.9

Adjusted EBITDAR	$37.0	$31.8	$104.2	$95.7

Footnotes:

In connection with the Company’s ongoing efforts to reduce its general and administrative expenses, Sunrise eliminated 27 positions during the quarter ended September 30, 2011 and incurred $2.1 million of severance costs associated with these terminations. Further, during the quarter ended September 30, 2011, Sunrise’s general and administrative expenses included $1.1 million in professional expenses associated with its previously announced venture transactions.